UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2006

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GREENS WORLDWIDE INCORPORATED

(Exact name of registrant as specified in its charter)

Arizona (State or other jurisdiction of incorporation)	000-25025 (Commission File Number)	86-0718104 (I.R.S. Employer Identification No.)
346 Woodland Church Road Hertford, North Carolina (Address of principal executive offices)	27944 (Zip Code)

Registrant’s telephone number, including area code: 252-264-2064

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On September 15, 2006, Greens Worldwide Incorporated (the “Company”) notified Tarheel Tour, Inc. (“THT”) that it was terminating the Agreement for the Exchange of Common Stock (the “Agreement”) that it had entered into with THT and the shareholders of THT on August 8, 2006. The result of the Company’s notice was to terminate the Agreement. The reason for the termination was the parties’ inability to complete their due diligence, which was a condition to the closing of the transaction set forth in the Agreement.

The Agreement had provided for the Company’s acquisition of THT, a sports marketing and management company that conducts a series of professional golf tournaments under the brand name Tarheel Tour. As consideration for the acquisition, the Company would have issued shares of its common stock and warrants to acquire common stock to the shareholders of THT, which would have become a wholly owned subsidiary of the Company. A copy of the Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 8, 2006 and filed on August 24, 2006.

As a result of the termination of the Agreement, neither the Company nor THT nor the shareholders of THT has any future obligations under the terms of the Agreement. In addition, the Company did not incur any termination penalties under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENS WORLDWIDE INCORPORATED

Date:	October 2, 2006	By: /s/ R. Thomas Kidd

R. Thomas Kidd

President and Chief Executive Officer